Exhibit 99.1

Brinker International Announces Departure Of Board Member

John Mims

DALLAS, June 16, 2014 -- Brinker International announces the resignation of John Mims from its board of directors. Mr. Mims joined the board of directors in February 2007 and has elected to resign for professional and personal reasons.

"I am proud of Brinker's accomplishments since 2007 and I am grateful for the opportunity to have served on the board of directors," said Mims. "I believe that Brinker is well-positioned for future success and the time is right for me to pursue other professional opportunities."

"On behalf of the Board of Directors and the Company, I want to thank John for his contributions over the last seven years," said Wyman Roberts, CEO and President, Brinker International.

About Brinker International

Brinker International, Inc. (NYSE: EAT), is one of the world's leading casual dining restaurant companies, serving more than one million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises 1,608 restaurants under the names Chili's® Grill & Bar (1,563 restaurants) and Maggiano's Little Italy® (45 restaurants). For more information, visit www.brinker.com.

For further information: Greg Artkop, Brinker International, 1-800-775-7290